Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SilverSun Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	—	—	—	—		—		—		—	—
Fees Previously Paid	Class A common stock	Common Stock, par value $0.0001 per share	416(a), 457(c)	159,101,538	(1)(2)	$3.655	(3)	$581,516,121.39	(3)	0.00011020	$64,083.08
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—		—	—
Total Offering Amounts								$581,516,121.39	(3)		$64,083.08
Total Fees Previously Paid								581,516,121.39	(3)		64,083.08
Total Fee Offsets								—			—
Net Fee Due								$—			$—

(1)	Represents shares of Class A common stock, par value $0.001 per share (the “Shares”), of the registrant, SilverSun Technologies, Inc., a Delaware corporation (the “registrant”) to be issued upon completion of the mergers described in the proxy statement/prospectus (the “Mergers”), and includes (i) up to 80,831,616 Shares to be issued to equityholders of Rhodium Enterprises, Inc., a Delaware corporation (“Rhodium”), (ii) up to 2,902,798 Shares to be issued upon the exercise of outstanding warrants held by equityholders or Rhodium, and (iii) up to 75,367,124 Shares to be issued upon the exchange of units in Rhodium Technologies LLC (and the corresponding surrender of an equivalent number of shares of Class B common stock of registrant). All 159,101,538 Shares registered herein were previously registered with the filing of Amendment No. 1 to the Registration Statement filed on January 9, 2023.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) and 457(f)(1) under the Securities Act based on the average of the high and low prices of the SilverSun Shares as reported on the Nasdaq on October 11, 2022.